Ex-99.77M

SUB-ITEM 77M: Mergers

The proxy statement prospectus regarding the merger of Arden Alternative Strategies II with and into Aberdeen Multi-Manager Alternative Strategies Fund II and the agreement and plan of reorganization contained therein as Appendix A are hereby incorporated by reference to the N-14/A filed with the Securities and Exchange Commission on October 21, 2015
(SEC Accession No. 0001104659-15-071961).